Exhibit 99

For immediate release: December 17, 2004

Contact:

Mariann Caprino
(212) 733-4554

Andy McCormick
(212) 733-5469

PFIZER STATEMENT ON NEW INFORMATION REGARDING CARDIOVASCULAR SAFETY OF CELEBREX
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Dosing in Long-Term Cancer Studies Suspended Due to Increased Cardiovascular Risk in One Study; Preliminary Analysis of Second Long-Term Cancer Study Shows No Increased Cardiovascular Risks

NEW YORK, December 17 -- Pfizer Inc said it received new information last night about the cardiovascular safety of its COX-2 inhibitor Celebrex (celecoxib) based on an analysis of two long-term cancer trials.

As reported to Pfizer by the Data Safety and Monitoring Board, one of the studies (the APC cancer trial) demonstrated an increased cardiovascular risk over placebo, while the other trial (the PreSAP cancer trial) revealed no greater cardiovascular risk than placebo.

"These clinical trial results are new. The cardiovascular findings in one of the studies (APC) are unexpected and not consistent with the reported findings in the second study (PreSAP). Pfizer is taking immediate steps to fully understand the results and rapidly communicate new information to regulators, physicians and patients around the world," said Hank McKinnell, Pfizer chairman and chief executive officer.

Celebrex is approved for use in the United States for the treatment of arthritis and pain, at recommended doses of 100mg to 200mg daily for osteoarthritis and 200mg to 400mg a day for rheumatoid arthritis. It is also approved for a rare condition called familial adenomatous polyposis in doses up to 800mg per day. The APC cancer trial studied Celebrex at doses of 400mg to 800mg per day. In the PreSAP cancer trial the dose was 400mg per day.

"In placing this new information in context, it is important to understand that the APC trial results differ from both the PreSAP cardiovascular results as well as the large body of data that we and others have accumulated over time, in which an increased risk of serious cardiovascular events in arthritis patients, even at higher-than-recommended doses, had not been seen," said Dr. Joseph Feczko, president of worldwide development for Pfizer.

"Celebrex is an important medicine that provides necessary pain relief to many patients. Patients being treated with Celebrex should discuss appropriate treatment options with their healthcare professionals. Physicians should factor this new information, as well as ulcer risks and gastrointestinal bleeding seen with traditional NSAIDs, into their prescribing decision."

In the Adenoma Prevention with Celecoxib (APC) trial, patients taking 400mg and 800mg of Celebrex daily had an approximately 2.5 fold increase in their risk of experiencing a major fatal or non-fatal cardiovascular event compared to those patients taking placebo, according to the National Cancer Institute (NCI). Based on these statistically significant findings, the sponsor of the trial, the NCI, has suspended the dosing of Celebrex in the study.

In a separate long-term study, the Prevention of Spontaneous Adenomatopus Polyps (PreSAP) trial, there has been no increased risk for Celebrex patients taking 400mg daily compared with those taking placebo. These findings are based on an identical analysis used to assess cardiovascular risk in the APC trial and conducted by the same independent safety review board. The information from this Pfizer sponsored trial was also received by Pfizer last night and, as with the APC information, was immediately shared by the company with the U.S. Food and Drug Administration.

The two studies, which are following patients over a five-year period, have enrolled a total of about 3,600 patients, some of whom have participated for more than four years. Pfizer estimates that about 2,400 patients evaluated in the cardiovascular analysis have completed two years of treatment.

A third long-term study involving Celebrex in patients at high-risk for Alzheimer's disease is also under way with about 2,000 patients enrolled, about 750 of whom are on 400mg per day of Celebrex. As with the cancer studies, this study is monitored by independent safety experts who meet regularly to assess adverse events. A review by this board as recent as December 10 did not result in any recommendations to change the conduct of this study.

In September and October, the Data Safety and Monitoring Boards of the APC and PreSAP cancer trials conducted a preliminary review of all the then-available data and determined to proceed with the studies. With the cooperation of Pfizer, the safety review boards convened a panel of cardiovascular experts to conduct additional reviews and analyses of the data from these two trials. Last evening, Pfizer received preliminary information resulting from the reviews. The company has not yet received the full analyses of these studies.

As previously announced, Pfizer will continue to work with FDA on the company's plans to sponsor a major clinical study to further assess Celebrex in osteoarthritis patients at high-risk for cardiovascular disease.

Additional Information on Celebrex
Patients who have aspirin-sensitive asthma, or allergic reactions to aspirin or other arthritis medicines or certain sulfa drugs called sulfonamides, or who are in their third trimester of pregnancy should not take Celebrex. As with all NSAIDs, serious gastrointestinal tract ulcerations can occur without warning symptoms. Physicians and patients should remain alert to the signs and symptoms of GI bleeding. Celebrex does not affect platelet function and therefore should not be used for cardiovascular prophylaxis. As with all NSAIDs, Celebrex should be used with caution in patients with fluid retention, hypertension, or heart failure. In overall clinical studies the most common side effects of Celebrex were dyspepsia, diarrhea and abdominal pain, which were generally mild to moderate.

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DISCLOSURE NOTICE: The information contained in this release is as of December 17, 2004. The Company assumes no obligation to update any forward-looking statements contained in this release as a result of new information or future events or developments.

This release contains forward-looking information about the Company's products that involves substantial risks and uncertainties. A description of these risks and uncertainties can be found in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2003 and in its reports on Forms 10-Q and 8-K.